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                                                                   EXHIBIT 10.9


June 3, 1997

Martin Yudkovitz
Vice President
NBC
30 Rockefeller Plaza
New York, NY 10112

Gentlemen:

        This letter sets forth the agreement between Wink Communications, Inc. ("Wink") and NBC Multimedia, Inc. dba NBC Interactive Media ("NBC"), among other things, provision of certain programming by NBC and its affiliates containing Wink Enhancements (as defined below). This agreement is referred to as the "Letter Agreement" in the Warrant Purchase Agreement between Wink and General Electric Capital Corporation.

        Whereas, Wink is engaged in the business of producing, licensing and distributing software and technology for placement in consumer electronic devices and in network, cable, satellite and other facilities;

        Whereas, such software and technology will permit television and cable viewers to interact with television programming enhanced with content which utilizes such software and technology in order to obtain additional information and conduct transactions through a television; and

        Whereas, Wink intends to aggressively market such software and technology to cable set top box and television manufacturers, program broadcasters and cable system operators and desires to expand the amount of available television programming that contains such Wink enhancements in order to aid it in initial deployment of its product and service offerings.

        Now therefore, the parties hereto hereby agree as follows:

1. Processing Fee. (a) Wink shall pay NBC [ * ] of the Net Transaction Processing Response Revenues (as defined in paragraph I (c)) (the "Processing Fee") through the period ending December 31, 2002. Wink and NBC shall negotiate in good faith regarding the appropriate Processing Fee, if any, to be used for any years following 2002 beginning no later than 90 days prior to the end of 2002. Payments of the Processing Fee shall be made by Wink to NBC by no later than thirty (30) days following the end of each calendar quarter and shall be accompanied by a report providing all information involved in the calculation of such Processing Fee as well as any other information reasonably requested by NBC. NBC or its

--------

        * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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        independent accounting firm shall have the right to audit and inspect the books and records of Wink upon reasonable notice and during regular business hours to confirm payments are properly made, provided that such audit and inspection by NBC personnel will be limited to aggregated financial information but will not include any information which is directly applicable to any television network or broadcaster or cable programming provider other then NBC and its affiliates.

        (b) Wink agrees that the Processing Fee arrangement with NBC is the most favorable fee arrangement granted by Wink to any cable programming provider or television network or broadcaster for transmissions originated and received in the United States whether such network or broadcaster distributes it signals via terrestrial antennas, cable or satellite. Wink further agrees that if it enters into a Processing Fee arrangement more favorable to another such similarly situated company in the future, Wink shall notify NBC of the terms of such arrangement and then, if requested by NBC, the Processing Fee arrangement with NBC shall be adjusted to match such more favorable arrangement from and after that date, provided that NBC agrees to assume all comparable terms and conditions of such arrangement,

        (c) The term "Net Transaction Processing Response Revenues" shall mean the gross amounts received by or on behalf of Wink in connection with transactions attributable to Wink- enhanced programming for which the broadcast signal originates with NBC and NBC TV (as defined in 5 below) in the United States and is received in the United States or is distributed by its cable programming affiliates in the United States and received in the United States less only discounts, bad debts, sales taxes, actual returns and any direct and identifiable reasonable expenses and out-of-pocket costs attributable to Wink's operation of the Wink Response Processing Data Center which processes such transactions, which expenses and costs are applicable to such transactions.

2. License to Wink Material. For as long as NBC and its affiliates elect to continue its programming commitment as described in paragraph 4, Wink will provide [ * ] license for one Wink Broadcast Server, one Wink WebCore server module, and one Wink Ad Insertion Server Module. In addition during such period, Wink will provide free maintenance releases as necessary. Wink will also provide [ * ] copies of Wink Studio, and will provide copies of all Studio 1.0 templates created by Wink [ * ]. For as long as it broadcasts or distributes Wink Programs as described in paragraph 4, NBC will be responsible for providing all necessary hardware which NBC requires to create Wink Programs for the purposes hereof, which may include, but not be limited to, a Sun server, data insertion equipment, network interfaces, and PCs for Wink Studio.

3. Resources. For as long as NBC and its affiliates broadcast or distribute Wink Programs as described in Section 4, Wink will commit reasonable production and engineering resources to support NBC specific content development, including support for authoring, scripting, and server module creation. During the same period Wink will also dedicate engineering resources reasonably necessary to create interfaces to important NBC equipment, including


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        serial digital playout systems, live data feeds, ad scheduling and billing systems. For as long as it broadcasts or distributes Wink Programs as described in paragraph 4, NBC agrees to make the appropriate technical personnel, including broadcast operations staff, reasonably available for consultation during this process, and NBC and Wink intend to make reasonable efforts to make appropriate management personnel available (such personnel to be determined by each party in its sole discretion) on a regular basis to discuss Wink-related creative, technical and commercial projects.

4. Wink Programming. (a) NBC will make reasonable efforts to cause the broadcast or distribution of one or more Wink Programs as soon as possible after Wink has provided NBC with all software, materials, training and support described herein which are necessary to begin broadcasting and distribution of Wink Programs or otherwise reasonably requested by NBC. For purposes hereof, (i) any television program that is broadcast by NBC and NBC TV in their sole discretion or (ii) any cable program as mutually agreed in each case by Wink and NBC and which is distributed by NBC and NBC cable programming affiliates and contains some form of enhancement which utilizes any of the Wink software and technology provided hereunder to NBC or made available to cable set top box or television manufacturers (a "Wink Enhancement") and appears on the television screen in some form during the time that such program is broadcast or distributed (within the program itself but not including within the advertising accompanying such program) and relates in some manner to the content of the program shall be deemed a "Wink Program". NBC shall provide Wink with written notice when it and its affiliates have broadcast or distributed the first Wink Program for purposes hereof.

        (b) NBC agrees to make reasonable efforts to cause the broadcast and/or distribution of an average of [ * ] of Wink Programs, which may include some entertainment and sports programming, (any week in which at least [ * ] of Wink Programs are broadcast by NBC and NBC TV or distributed by NBC and NBC cable programming affiliates to the extent agreed upon as provided in paragraph 4(a)(ii) is referred to as a "Wink Programming Week") for a period of one year from the date that the first Wink Program is broadcast or distributed; provided, however, that NBC and its affiliates shall have sole discretion in choosing (i) which entertainment and sports programming will be enhanced to create Wink Programs, (ii) the mix of particular Wink Programs in any week and (iii) the actual content and placement of the Wink Enhancements within the Wink Programs. NBC shall provide Wink with written notice after it has broadcast or distributed its twenty-sixth (26th) Wink Programming Week pursuant hereto.

        (c) After NBC and its affiliates have broadcast or distributed Wink Programs for a period of one year, NBC shall make a decision in its sole discretion regarding whether it intends to continue to broadcast or distribute Wink Programs. Wink agrees that NBC, NBC TV, NBC cable affiliates and NBC licensors shall retain all rights, including the right to assign or transfer such rights, in the Wink Programs and in any Wink Enhancements that they create or obtain, and shall retain all revenues derived by NBC, NBC TV, NBC cable affiliates or its


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        NBC licensors from the Wink Programs, including the advertising appearing within the Wink Programs, and the Wink Enhancements, Finally, NBC reserves the right to alter or discontinue any Wink Enhancements or Wink Programs in its sole discretion.

5. Distribution. In any market where Wink will be deploying cable set top boxes or televisions containing Wink engines, NBC agrees that Wink Enhancements shall be made available as part of the standard signal for any of the Wink Programs chosen by NBC pursuant to Section 4 which are broadcast by the NBC Television Network ("NBC TV") and provided by NBC TV to the NBC TV's affiliates or which are distributed by NBC TV or NBC cable affiliates to cable operators which carry NBC TV programming. NBC's inclusion of Wink Enhancements in the standard signal broadcast or distributed by NBC TV or the NBC cable affiliates in connection with any program shall meet the requirements for the broadcast or distribution of a Wink Program for purposes of paragraph 4. Notwithstanding the foregoing, Wink acknowledges that the NBC TV affiliates or cable operators may block out, fail to transmit or be unable to properly receive that portion of the NBC TV or NBC cable affiliates' signals which contain a Wink Program. If any affiliates or cable operators choose to block out, fail to transmit or are unable to properly receive that portion of the NBC TV or NBC cable affiliates' signals which contains a Wink Program and NBC is made aware of it by the affiliates or the cable operators, NBC will use reasonable efforts to notify Wink of such fact within a reasonable time following such discovery, and such action by an affiliate or cable operator shall not be deemed to be a breach by NBC of any of the terms hereof. The obligations contained in this paragraph shall run for as long as NBC broadcasts or distributes Wink Programs as described in paragraph 4.

6. Training. NBC will commit a minimum of two full-time staff members to a two-day training program on Wink Studio, and a minimum of one staff member to a two-day training program on server administration and Wink's Server Module API. The training shall be held in Alameda or in New York, with the final choice of location subject to the mutual agreement of the parties,

7. Press-Releases. NBC shall have approval rights regarding any references in any press release that concern NBC or its obligations or interests in the contemplated transactions. NBC and Wink agree to issue a joint press release containing a mutually acceptable description of the content arrangement described herein within thirty (30) days of such closing, provided that NBC and Wink agree to make reasonable efforts to agree upon the content of the joint press release within fourteen (14) days of such closing, NBC and Wink intend to create some form of mutually agreeable public relations material for distribution in the following two stages: (1) an early stage aimed at the broadcast and cable industry and (2) a second stage timed with the launch of Wink Programming Weeks and aimed at mass market consumer media. In addition, unless the parties agree to the contrary, within thirty (30) days following NBC's first Wink Programming Week, NBC and Wink will hold a mutually agreeable joint press conference to kick off the consumer press activity. Notwithstanding the foregoing, it is understood and agreed that Wink may not use or deploy, in any manner or for any purpose,


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        any NBC (or its affiliates) logos, tradenames, trademarks, or other intellectual property without NBC's express prior consent.

8. Sales Calls. NBC will consider pursuing opportunities in support of Wink's business development efforts in the television set manufacturing industry as may be mutually agreed from time to time.

9. Confidentiality. (a) NBC and Wink each acknowledge that it may receive "Confidential Information" of the other party. "Confidential Information" means any information, technical data, or know-how, including, but not limited to, that which relates to research, product plans, products, services, customers, markets, software, software source code, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing or finances, or other business or technical information which the disclosing party treats confidentially or which the recipient has reason to believe is so treated, this Letter Agreement and the terms of this Letter Agreement. Confidential Information does not include information that: (i) is in the possession of the receiving party at the time of disclosure; (ii) prior or after the time of disclosure, becomes public knowledge or literature, not as a result of any inaction or action of the receiving party, (iii) is approved by the disclosing party, in writing, for release in violation hereof, (iv) becomes available to the receiving party from a third party source which receiving party reasonably believes is not bound by any obligation of confidentiality with respect to such information; (v) is independently developed by receiving patty without reference to the Confidential Information and/or (vi) is required to be disclosed by law, regulation (including the rules and regulations of the Securities and Exchange Commission or of any securities exchange) or legal process, including any deposition, interrogatory, request for documents, subpoena, civil investigative demand, SEC filing or similar process or pursuant to advice of counsel to disclose any of the Confidential Information. in case of such required disclosure the disclosing party will use reasonable efforts to seek a protective order or confidential treatment request for the Confidential Information.

        (b) NBC and Wink each agree not to use the Confidential Information disclosed to it by the other party for any purpose except to carry out its obligations or exercise its rights under this Letter Agreement, other agreements relating to the transactions referred to herein, the Wink Warrants (each entered into by Wink and GE Capital Corporation) (the "Warrants"), or the Wink Investors Rights Agreement or Co-Sale Agreement, each among Wink and each other party thereto as well as the letter agreement between the parties related to Visitation Rights and the Confidentiality and Nondisclosure Agreement related thereto. No party will disclose the Confidential Information of the other to any third party, provided that a party may disclose confidential information to is employees, agents and affiliates who are required to have the information in order to carry out such party's obligations hereunder. Each party agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to


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        have any such information, which measures shall include the degree of care that the receiving party utilizes to protect its own Confidential Information of a similar nature. Each party's obligation with respect to Confidential Information shall terminate 7 years following the date of disclosure thereof.

10. LIMITATION OF LIABILITY. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY LOSS OF PROSPECTIVE PROFITS OR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES BY REASON OF ANY FAILURE BY SUCH PARTY TO PERFORM ITS OBLIGATIONS PURSUANT TO THIS LETTER AGREEMENT.

11. TERM AND TERMINATION (a) Except as otherwise provided herein, the period during which this Letter Agreement will be in effect (the "Term") begins on the date of the execution of this Letter Agreement and shall end on December 31, 2002. By no later than ninety (90) days prior to December 31, 2002, the parties agree to enter into the discussions referred to in paragraph I (a) and as part of such discussions shall negotiate regarding the possibility of an extension of this agreement or of a new agreement.

        (b) Any party will have the right to cancel this Letter Agreement (subject to any accrued rights or obligations) at any time by giving written notice that the other party has breached a material term or condition of this Letter Agreement provided the breaching party fails to cure such breach within thirty (30) days from the date of the written notice.

        (c) NBC shall have the right to cancel this Letter Agreement immediately, in its sole discretion, if any of the following occur: (i) the commencing by Wink or Wink's intention to commence a voluntary case under any applicable bankruptcy laws (as now or hereafter may be in effect); (ii) the adjudication that Wink is bankrupt or insolvent; or
        (iii) the filing by Wink or the intent to file by Wink of a petition seeking to take advantage of any other law providing for the relief of debtors.

12. Governing Law. This Letter Agreement shall be governed and construed in accordance with the laws of the State of New York (excluding the laws regarding conflict of laws questions). The parties hereby submit to the jurisdiction of the federal and state courts located in the State of New York, and any action or suit under this Letter Agreement shall only be brought by the parties in any federal or state court with appropriate jurisdiction over the subject matter established or settled in the State of New York. The parties shall not raise in connection therewith, and hereby waive, trial by jury and/or any defenses based upon the venue, the inconvenience of the forum, the lack of personal jurisdiction, the sufficiency of service of process or the like in any action or suit brought pursuant to this Letter Agreement.

13. Relationship of the Parties: It is understood that this Letter Agreement does not create any partnership, agency, joint venture or employment relationship between the parties, that the parties are acting as independent contractors with respect to each other, and that none of the


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        employees of any party shall be deemed to be employees of the other party for any purpose. Each party shall pay and be solely responsible for all contributions, taxes and premiums payable under any and all applicable, laws, rules or regulations with respect to employees.

14. Severability. If any provision of this Letter Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, such finding shall not affect the validity or enforceability of this Letter Agreement as a whole or of any other part of this Letter Agreement. Any such provision shall be enforced to the maximum extent permissible. In the event such provision is considered an essential element of this Letter Agreement, the parties agree to promptly negotiate a replacement thereof

15. Notices. All notices and other official communications under this Letter Agreement shall be in writing and addressed as follows for each of the parties:

        To WINK                               To NBC:

        Wink Communications                   NBC Multimedia, Inc.
        1001 Marina Village Parkway           30 Rockefeller Plaza
        Alameda, California 94501             New York, New York 10112
        Attn: Allan Thygesen
        Attn: Peg Murphy                      Fax, (510) 337-2960
        Fax: (212) 664-5561                   With a copy to:

        With a copy to:
        WILSON, SONSINI, GOODRICH             National Broadcasting
        & ROSATI                              Company, Inc.
        Attention: Herbert Fockler            30 Rockefeller Plaza, 10th Floor
        650 Page Mill Road                    New York, New York 10112
        Palo Alto, CA 94304                   Attn: Legal Department
                                              Fax: (212) 664-2147


        Notices shall be effective upon receipt of the relevant party.

16. Survival. Sections 1(a) (the last sentence only), 9, 10, 12, 13, 14, 15, 16, and 20 will survive the expiration or termination of this Letter Agreement.

17. Assignment. Except in the case of a merger, sale or transfer of all or a substantial portion of the material assets of the business to which this Letter Agreement relates, or sale or transfer of a majority of the outstanding voting shares of stock in the corporation to a single entity, and subject to the next sentence hereof, Wink shall not assign or subcontract this Letter Agreement or any right or obligation hereunder without the prior written consent of NBC. In the case of such a merger, sale or transfer, Wink will NBC at least 30 days before the closing


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        of the transaction (the "Notice of Transaction"). NBC shall have the right, in its sole discretion and without liability to any person to terminate this Letter Agreement effective as of the closing date of such transaction and thereby prevent the assignment of this Letter Agreement by giving Wink written notice of termination, within 5 business days from receipt by NBC of the Notice of Transaction. If the transaction does not close, this Letter Agreement will remain in effect. Exercise of this right of termination shall not be a breach of this Letter Agreement.

18. Waiver/Modification: No modification or amendment to, or waiver of, this Letter Agreement will be binding and valid unless it is in writing and executed by the party against whom enforcement is sought. No waiver of a breach of any provision of this Letter Agreement or of any default hereunder shall be deemed a waiver of any other breach or default of this Letter Agreement.

19. Force Majeure: Neither party will be liable to the other party for failure to perform its obligations hereunder because such performance is prevented by a "Force Majeure Event." A "Force Majeure Event" shall mean an act of God, war (whether declared or not), riot, embargo, act of governmental or military authority, strike, labor dispute, fire or other similar cause beyond the party's control. Notwithstanding the foregoing, a party failing to perform because of a Force Majeure Event shall immediately use reasonable efforts to mitigate the impact of any Force Majeure Event and commence performance. In addition, if NBC fails to present any Wink Program over the NBC facilities because of the unavailability of technical facilities, defect or breakdown of equipment or transmission facilities, labor dispute, government action, the unforeseen absence of a principal performer, or any cause beyond the control of NBC and its affiliates, whether of a similar or dissimilar nature, such failure to broadcast or distribute shall not constitute a breach of this Agreement.

20. Reservation of Rights. This Agreement does not grant any right or license, under any intellectual property rights of NBC, Wink or their affiliates and licensors, except as expressly provided herein, and no other right or license is to be implied by or inferred from any provision of this Letter Agreement or the conduct of the parties hereunder. In particular, Wink acknowledges that this Letter Agreement gives it no rights to Wink Programs or Wink Enhancements or any portions thereof. Notwithstanding the foregoing, Wink shall have the right to request authorization to display and publicly perform segments from previously broadcasted Wink Programs in connection with Wink's marketing and promotional activities, subject to NBC's prior approval of the particular segments and the manner of use of such segments, which approval shall be in NBC's sole discretion, provided that NBC will give reasonable consideration to each such reasonable Wink request.

21. Entire Agreement. The provisions of this Letter Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof other than the Warrant Purchase Agreements, the Warrants and/or the


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        Wink Investors Rights Agreement or Co-Sale Agreement, each among Wink and each other party thereto as well as the letter agreement between the parties related to Visitation Rights and the Confidentiality and Nondisclosure Agreement related thereto.

22. Counterparts. This Letter Agreement may be executed in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute one agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

        If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below.

                                       Very truly yours,


                                       WINK COMMUNICATIONS, INC.

                                       By: /s/ Maggie Wilderotter

                                       Title: President & CEO

 ACCEPTED AND AGREED:


 NBC MULTIMEDIA, INC.

 By: /s/ Martin J. Yudkovitz
 Name: Martin J. Yudkovitz

 Title: President & CEO


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